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                                                               Exhibit 10.14(c)

                          AMENDMENT TO THE PAYLESS
                         CASHWAYS, INC. SUPPLEMENTAL
                             RETIREMENT PLAN


     Effective September 7, 1993, Article 2.1(a) of The Payless Cashways, Inc. Supplemental Retirement Plan will be amended to read in its entirety as follows:

     (a)  "Compensation" means the total cash remuneration payable to the

          Executive by the Company and any Subsidiary, including Salary, Bonus and other cash amounts which would have been reported on Treasury Form

          W-2 (or any comparable successor form) for a Plan Year if the

          Executive had not entered into Deferred Compensation Agreement,

          increases by any amounts deferred under the Employee Savings Plan by

          Compensation reduction or other similar arrangement, any elective deferrals under any cash and deferred plan described in Internal

          Revenue Code Section 401(k) of the Company or a Subsidiary or

          Compensation reduction under a cafeteria plan described in Internal

          Revenue Code Section 125(d) of the Company or a Subsidiary; and

          excluding expense reimbursement, moving expense payments, third-party sick pay, imputed income (from excess life insurance premiums,

          automobile use premiums or any other source), non-qualified stock options, disqualifying dispositions of stock acquired pursuant to the exercise of incentive stock options, stock appreciation rights,

          amounts attributable to long-term incentive plans, severance settlements, Compensation for perquisites and other personal benefits

          (including but not limited to Compensation paid for tax withholding and Compensation in lieu of vacation) and similar items of remuneration.